Exhibit No. 15

May 10, 2010

Securities and Exchange Commission

100 F Street, N.E.

Washington DC 20549

RE:

Regis Corporation Registration Statements on Form S-3 (File No. 333-100327, No. 333-51094, No. 333-28511, No. 333-78793, No. 333-49165, No. 333-89279, No. 333-90809, No. 333-31874, No. 333-57092, No. 333-72200, No. 333-87482, No. 333-102858, No. 333-116170 and No. 333-160438), and Form S-8 (File No. 33-44867, No. 33-89882 and No. 33-163350)

Commissioners:

We are aware that our report dated May 10, 2010 on our review of the interim financial information of Regis Corporation for the three and nine month periods ended March 31, 2010 and 2009 and included in the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2010, is incorporated by reference in the above referenced registration statements.

Yours very truly,

/s/ PRICEWATERHOUSECOOPERS LLP

PRICEWATERHOUSECOOPERS LLP
Minneapolis, Minnesota